Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

Contacts:	Investment Community	News Media

	JAMES J. MURREN	ALAN M. FELDMAN
	President, Chief Financial Officer &	Senior Vice President
	Treasurer	Public Affairs
	(702) 693-8770	(702) 891-7147

MGM MIRAGE REPORTS RECORD THIRD QUARTER RESULTS
Core Operations Remain Strong; Progress Made on Growth Initiatives
Las Vegas, Nevada, October 26, 2005 — MGM MIRAGE (NYSE: MGM) today reported its third quarter 2005 financial results. Adjusted earnings from continuing operations per diluted share (“Adjusted EPS”) increased to a third quarter record of $0.38 in 2005, an increase of 36% over the previous third quarter record of $0.28 earned in the 2004 quarter.1 The strong earnings were driven by the accretive acquisition of the Mandalay Resort Group properties (“Mandalay”), as well as continued strength in core hotel and gaming operations.
Net revenues increased 74% to $1.8 billion for the quarter. Same-store net revenues were $1.1 billion for the quarter, up 10% over prior year. References in this release to “same-store” results reflect the Company’s operations excluding the newly acquired Mandalay resorts and Monte Carlo in both periods. Same-store results also exclude Beau Rivage in both periods. Third quarter REVPAR (revenue per available room) at the Company’s Las Vegas Strip resorts increased 9% over the prior year on a same-store basis, following a 10% year-over-year increase in the 2004 quarter. On a pro forma basis (including Mandalay for both periods), REVPAR on the Las Vegas Strip increased 10%.
Current quarter results were negatively impacted by the closure of Beau Rivage following Hurricane Katrina as well as the impact of Hurricane Dennis in July. Beau Rivage earned operating income of $5 million in the current quarter versus $18 million in the prior year; this shortfall equates to approximately $0.03 per diluted share. See below for further discussion of the financial statement impacts of Hurricane Katrina. The current year bad debt provision is also approximately $0.03 per diluted share higher than the prior year’s abnormally low provision, negatively affecting the comparison of earnings to the prior year.
Adjusted EPS (and Adjusted Earnings) excludes discontinued operations, preopening and start-up expenses, restructuring costs, property transactions, tax adjustments and gains or losses on early retirement of debt.2 On a GAAP (Generally Accepted Accounting Principles) basis, diluted earnings per share from continuing operations increased to $0.31 in the 2005 quarter from $0.27 in the third quarter of 2004. GAAP diluted earnings per share, including the results of discontinued operations, was also $0.31 in the 2005 period versus $0.45 in 2004. The 2004 quarter included a $74 million pre-tax gain on the sale of MGM Grand Australia.

“Despite the closure of Beau Rivage, we were able to deliver solid operating results, led by continued strength at our Las Vegas Strip resorts,” said Terry Lanni, MGM MIRAGE’s Chairman and CEO. “We believe trends on the Las Vegas Strip will remain positive in the fourth quarter and into 2006. We are also confident of the Gulf Coast’s future, and we are committed to rebuilding quickly. Our goal is to ensure that Beau Rivage remains the premier destination resort on the Gulf Coast for many years to come.”
Third Quarter 2005 Company Highlights
•	Generated net revenues of $1.8 billion; on a same-store basis, net revenues were $1.1 billion, up 10% from 2004;

•	Produced property-level EBITDA[3] of $562 million; on a same-store basis, property-level EBITDA was $338 million, up 7% over prior year; operating income was $340 million in the quarter versus $222 million in 2004;

•	Invested $191 million of capital in the Company’s resorts and development projects and repurchased $85 million of Company common stock, while holding debt levels flat;

•	Responded rapidly in Mississippi, guaranteeing wages and benefits for employees into December 2005 and making significant contributions to the community;

•	Announced further details of Project CityCenter, including an all-star lineup of world-class architects, and selected Taubman as the Company’s retail partner for Project CityCenter;

•	Opened two new restaurants featuring the world-renowned cuisine of legendary chef Joël Robuchon at MGM Grand Las Vegas;

•	Named 2005 “Corporation of the Year” by the Latin Chamber of Commerce;

•	Secured employment contracts with the Company’s senior management team into 2010.
Financial Statement Impact of Hurricane Katrina
Beau Rivage sustained significant damage in late August 2005 as a result of Hurricane Katrina and has been closed since and will remain closed for the foreseeable future. The Company maintains insurance covering both property damage and business interruption as a result of the storm. The deductible under this coverage is $15 million, based on the amount of damage incurred. Based on current estimates, insurance proceeds are expected to exceed the net book value of damaged assets; therefore, the Company will not record an impairment charge related to the storm and upon ultimate settlement of the claim will likely record a gain. The damaged assets have been written off, and a corresponding insurance receivable has been recorded.
Business interruption coverage covers lost profits and other costs incurred for the construction period plus up to six months following the re-opening of the facility. Expected costs during the interruption period are less than the anticipated business interruption proceeds; therefore, post-storm costs are being offset by the expected recoveries. Post-storm costs and expected recoveries are recorded net within “General and Administrative” expenses, except for depreciation of non-damaged assets, which is classified as “Depreciation and Amortization.”

Detailed Financial Results
The following table shows key financial results for the third quarter and year-to-date:

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
	(In millions)
Casino revenue, net	$805.3	$541.0	$2,184.5	$1,651.4
Non-casino revenue, net	1,002.9	495.4	2,543.8	1,524.0
Net revenue	1,808.2	1,036.4	4,728.3	3,175.4
Operating income	340.0	222.4	1,011.1	737.6
Income from continuing operations	93.2	76.2	345.5	275.0
Discontinued operations, net	—	50.7	—	62.5
Net income	93.2	126.9	345.5	337.5

Property-level EBITDA[3]	$562.5	$347.6	$1,566.5	$1,102.1
EBITDA (after corporate expense)[3]	530.4	328.5	1,476.0	1,048.7
Adjusted Earnings[2]	112.3	81.0	377.8	289.9
Net revenue in the third quarter increased 74% from prior year and 10% on a same-store basis. Hotel results, as well as results in several other non-gaming areas, were strong as visitor volumes and the Company’s market-leading resort amenities continue to drive revenue growth across all business lines.
Casino revenue increased 49% in the 2005 quarter and 4% on a same-store basis. On a same-store basis, table games volume, including baccarat, was up 2%, including a strong 10% increase in baccarat volume, despite the presence of a major new competitor. Table games hold percentages were near the mid-point of the Company’s normal range for both the 2005 and 2004 periods. Slot revenue in the quarter was up 4% from 2004 on a same-store basis, on top of a 9% year-over-year increase in the 2004 third quarter. Bellagio’s slot revenue increased 13%, driven in large part by additional customers from the Spa Tower expansion.
Non-casino revenue was up 102% in the quarter and 17% on a same-store basis. Hotel revenue increased 115% (17% on a same-store basis), due to having more rooms available with the addition of Mandalay and the Bellagio expansion as well as continued strong year-over-year increases in room rates. The following table shows key hotel statistics for the Company’s Las Vegas Strip resorts on a same-store and pro forma basis (pro forma includes Mandalay and Monte Carlo):

	Three Months Ended
	September 30,	September 30,
	2005	2004
Same-store basis:
Occupancy %	97%	97%
Average Daily Rate (ADR)	$152	$138
Revenue per Available Room (REVPAR)	$147	$134
Pro forma basis:
Occupancy %	97%	95%
Average Daily Rate (ADR)	$133	$123
Revenue per Available Room (REVPAR)	$128	$117
On a same-store basis, the Company had 8% (119,000) more room nights available in the current year period due to the Bellagio expansion and remodeled Skylofts and West Wing rooms at MGM Grand Las Vegas, which are achieving higher rates than before the remodel. Pro forma occupancy increased as a result of the Company’s continued implementation of enhanced yield management strategies at the Mandalay resorts.
Food and beverage revenue increased 79% (12% on a same-store basis), resulting from new restaurants and lounges added since last year, particularly at MGM Grand Las Vegas, as well as additional volume generated by the Spa Tower addition at Bellagio. Entertainment revenues were up significantly, 36% on a same-store basis, over the prior year quarter as a result of the contribution from KÀ at MGM Grand Las Vegas, which debuted in December 2004.
Property-level EBITDA increased 62% for the quarter (7% on a same-store basis) and the property-level EBITDA margin was 32% on a same-store basis in 2005 versus 33% in 2004. Operating income increased 53% over prior year as a result of the trends described above.
Third quarter 2005 Adjusted Earnings increased by 39% compared to 2004 due primarily to the higher operating income, offset by higher interest expense as a result of the Mandalay merger. For the third quarter of 2005, Adjusted Earnings excluded $29.8 million ($19.1 million, net of tax) of items as follows:
•	Net property transactions of $22.6 million ($14.7 million, net of tax), including the write-off of assets replaced in connection with expansion and remodel projects at Bellagio, Mirage and TI ($19.8 million), demolition costs associated with the Mirage showroom and the Bellagio employee parking garage ($1.3 million), and other net losses on fixed assets;

•	Preopening and start-up expenses of $6.1 million ($3.3 million, net of tax), including $5.4 million related to Project CityCenter, along with costs associated with The Residences at MGM Grand and the Joël Robuchon restaurants at MGM Grand Las Vegas.

•	Tax adjustments of $1.1 million due to a true-up of the benefit recorded in the second quarter of 2005 upon the repatriation of the MGM Grand Australia sales proceeds.
In the third quarter of 2004, items excluded in the determination of Adjusted Earnings totaled $6.5 million ($4.8 million, net of tax), including minor amounts of preopening and start-up expenses, property transactions, restructuring costs and tax adjustments.

Financial Position
The Company generated significant operating cash flow in the third quarter as a result of its positive operating results and the addition of Mandalay. The Company utilized available cash flow to make capital investments in its resorts and development projects as well as repurchase its common stock, without increased net borrowings. During the third quarter, the Company repurchased 2 million shares of its common stock for $85 million. Third quarter capital investments totaled $191 million, which included expenditures for the theatre for the Beatles/Cirque du Soleil production show at The Mirage, the new Joël Robuchon restaurants at MGM Grand Las Vegas, the purchase of land for the permanent casino at MGM Grand Detroit, continued design work for Project CityCenter and other routine capital expenditures.
“We continue to execute on our capital strategy, utilizing available cash flow from operations to make investments in targeted projects to enhance our resort amenities,” said Jim Murren, MGM MIRAGE President, CFO and Treasurer. “We expect this trend to continue over the next several quarters, with cash flow available after capital expenditures used to repay debt and strategically repurchase shares.”
Outlook
The Company expects Las Vegas Strip REVPAR growth (on a pro forma basis, including Mandalay for both periods) of approximately 6% for the fourth quarter, following a 13% year-over-year increase in the 2004 fourth quarter. “The fourth quarter looks to be an exciting one for our Company, with several large events planned and continued strength in forward convention and room bookings,” Mr. Murren said. “These factors should result in a healthy increase in earnings over the 2004 quarter, in which we earned a fourth quarter record $0.26 per share on an adjusted basis, even with the closure of Beau Rivage. Beau Rivage contributed approximately $0.03 per share in the 2004 fourth quarter. We expect fourth quarter earnings to be in the range of $0.30 to $0.35 per diluted share, which is consistent with analysts’ estimates that have been adjusted for the impact of the closure of Beau Rivage.”
MGM MIRAGE will hold a conference call to discuss its earnings results and outlook for the fourth quarter of 2005 at 11:00 a.m. Eastern Daylight Time today. The call can be accessed live at www.companyboardroom.com or www.mgmmirage.com, or by calling 1-800-526-8531 (domestic) or 1-706-634-6528 (international). Until November 2, 2005, a complete replay of the conference call can be accessed by dialing
1-706-645-9291, access code 1178124. A complete replay of the call will also be made available at www.mgmmirage.com. Supplemental detailed earnings information will also be available on the Company’s website.

[1]	All share and per share amounts in this release and accompanying tables have been adjusted to reflect a 2-for-1 stock split effected in the form of a 100% stock dividend in May 2005.

[2]	Adjusted Earnings (and Adjusted EPS) is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of performance, and 2) a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure on which to base expectations of future results than income from continuing operations computed in accordance with generally accepted accounting principles (“GAAP”). Reconciliations of GAAP income from continuing operations and EPS to Adjusted Earnings and EPS are included in the financial schedules accompanying this release.

[3]	EBITDA is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, restructuring, preopening and start-up expenses, and property transactions, net. EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of the Company’s operating resorts’ performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance; or as an alternative to cash flows from operating activities, as a measure of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. Reconciliations of operating income to EBITDA are included in the financial schedules accompanying this release.
* * *
MGM MIRAGE (NYSE:MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 24 properties located in Nevada, Mississippi and Michigan, and has investments in four other properties in Nevada, New Jersey, Illinois and the United Kingdom. MGM MIRAGE has also announced plans to develop Project CityCenter, a multi-billion dollar mixed-use urban development project in the heart of Las Vegas and has a 50% interest in the MGM Grand Macau, a development project in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Revenues:
Casino	$805,277	$540,957	$2,184,468	$1,651,371
Rooms	478,462	223,001	1,208,277	690,266
Food and beverage	368,186	205,262	963,848	635,066
Entertainment	114,904	67,099	318,762	200,312
Retail	75,248	46,023	189,590	139,193
Other	127,291	63,006	295,099	180,107

	1,969,368	1,145,348	5,160,044	3,496,315
Less: Promotional allowances	(161,125)	(108,952)	(431,710)	(320,958)

	1,808,243	1,036,396	4,728,334	3,175,357

Expenses:
Casino	389,750	262,619	1,090,306	813,216
Rooms	148,732	60,266	343,616	185,251
Food and beverage	257,600	120,149	612,377	360,478
Entertainment	84,244	48,126	229,110	142,339
Retail	48,859	29,849	123,676	88,988
Other	76,864	38,258	180,846	109,482
General and administrative	288,728	160,972	696,805	458,673
Corporate expense	32,112	19,183	90,554	53,379
Preopening and start-up expenses	6,147	1,584	12,568	3,584
Restructuring costs (credit)	11	1,587	(59)	5,901
Property transactions, net	22,637	1,677	28,633	5,354
Depreciation and amortization	161,566	101,245	423,734	296,282

	1,517,250	845,515	3,832,166	2,522,927

Income from unconsolidated affiliates	49,006	31,476	114,936	85,190

Operating income	339,999	222,357	1,011,104	737,620

Non-operating income (expense):
Interest income	3,156	1,421	10,172	3,440
Interest expense, net	(193,150)	(95,262)	(461,966)	(277,694)
Non-operating items from unconsolidated affiliates	(4,344)	(6,419)	(11,535)	(19,314)
Other, net	1,894	(435)	(15,578)	(10,162)

	(192,444)	(100,695)	(478,907)	(303,730)

Income from continuing operations before income taxes	147,555	121,662	532,197	433,890
Provision for income taxes	(54,345)	(45,495)	(186,740)	(158,920)

Income from continuing operations	93,210	76,167	345,457	274,970

Discontinued operations
Income from discontinued operations, including gain on disposal of $74,352 (three months 2004) and $82,538 (nine months 2004)	—	75,529	—	94,207
Provision for income taxes	—	(24,815)	—	(31,731)

	—	50,714	—	62,476

Net income	$93,210	$126,881	$345,457	$337,446

Per share of common stock:
Basic:
Income from continuing operations	$0.33	$0.28	$1.21	$0.99
Discontinued operations	—	0.18	—	0.22

Net income per share	$0.33	$0.46	$1.21	$1.21

Weighted average shares outstanding	286,752	275,572	284,938	279,867

Diluted:
Income from continuing operations	$0.31	$0.27	$1.16	$0.95
Discontinued operations	—	0.18	—	0.22

Net income per share	$0.31	$0.45	$1.16	$1.17

Weighted average shares outstanding	298,885	284,520	296,753	289,233

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF GAAP INCOME FROM CONTINUING OPERATIONS
AND EPS TO ADJUSTED EARNINGS AND EPS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Income from continuing operations	$93,210	$76,167	$345,457	$274,970
Preopening and start-up expenses, net	3,342	1,030	8,358	2,330
Restructuring costs (credit), net	7	1,032	(39)	3,836
Property transactions, net	14,714	1,090	18,611	3,480
Tax adjustments	1,065	1,643	(6,340)	1,643
Gain on debt retirements, net	—	—	11,790	3,593

Adjusted earnings	$112,338	$80,962	$377,837	$289,852

Per diluted share of common stock:
Income from continuing operations	$0.31	$0.27	$1.16	$0.95
Preopening and start-up expenses, net	0.01	—	0.03	0.01
Restructuring costs (credit), net	—	—	—	0.01
Property transactions, net	0.05	—	0.06	0.01
Tax adjustments	0.01	0.01	(0.02)	0.01
Gain on debt retirements, net	—	—	0.04	0.01

Adjusted EPS	$0.38	$0.28	$1.27	$1.00

Weighted average diluted shares outstanding	298,885	284,520	296,753	289,233

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED EBITDA TO INCOME FROM CONTINUING OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
EBITDA	$530,360	$328,450	$1,475,980	$1,048,741
Preopening and start-up expenses	(6,147)	(1,584)	(12,568)	(3,584)
Restructuring costs (credit)	(11)	(1,587)	59	(5,901)
Property transactions, net	(22,637)	(1,677)	(28,633)	(5,354)
Depreciation and amortization	(161,566)	(101,245)	(423,734)	(296,282)

Operating income	339,999	222,357	1,011,104	737,620

Non-operating income (expense):
Interest expense, net	(193,150)	(95,262)	(461,966)	(277,694)
Other	706	(5,433)	(16,941)	(26,036)

	(192,444)	(100,695)	(478,907)	(303,730)

Income from continuing operations before income taxes	147,555	121,662	532,197	433,890
Provision for income taxes	(54,345)	(45,495)	(186,740)	(158,920)

Income from continuing operations	$93,210	$76,167	$345,457	$274,970

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — NET REVENUES
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Las Vegas Strip	$1,452,235	$785,006	$3,766,319	$2,436,201
Other Nevada	163,802	66,565	353,674	183,169
MGM Grand Detroit	107,652	104,835	331,054	320,819
Mississippi	84,554	79,990	277,287	235,168

	$1,808,243	$1,036,396	$4,728,334	$3,175,357

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — PROPERTY LEVEL EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Las Vegas Strip	$434,513	$246,413	$1,211,874	$804,885
Other Nevada	26,183	11,294	56,859	31,761
MGM Grand Detroit	36,818	35,604	114,758	118,570
Mississippi	15,952	22,846	68,107	61,714
Unconsolidated affiliates	49,006	31,476	114,936	85,190

	$562,472	$347,633	$1,566,534	$1,102,120

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — HOTEL STATISTICS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Las Vegas Strip
Occupancy %	96.5%	97.1%	96.6%	96.2%
Average daily rate (ADR)	$133	$138	$146	$146
Revenue per available room (REVPAR)	$128	$134	$141	$141

Other
Occupancy %	73.2%	78.9%	74.0%	77.5%
ADR	$54	$64	$58	$62
REVPAR	$40	$50	$43	$48

Company-wide
Occupancy %	91.5%	93.3%	91.7%	92.2%
ADR	$119	$125	$131	$131
REVPAR	$109	$117	$120	$121

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO EBITDA
(In thousands)
(Unaudited)

Three Months Ended September 30, 2005

		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs	net	EBITDA
Las Vegas Strip	$280,901	$129,364	$1,876	$11	$22,361	$434,513
Other Nevada	16,452	9,731	—	—	—	26,183
MGM Grand Detroit	30,327	6,487	4	—	—	36,818
Mississippi	6,313	9,103	260	—	276	15,952
Unconsolidated affiliates	50,436	—	(1,430)	—	—	49,006

	384,429	154,685	710	11	22,637	562,472
Corporate and other	(44,430)	6,881	5,437	—	—	(32,112)

	$339,999	$161,566	$6,147	$11	$22,637	$530,360

Three Months Ended September 30, 2004

		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs	net	EBITDA
Las Vegas Strip	$165,654	$77,552	$1,584	$—	$1,623	$246,413
Other Nevada	5,865	5,443	—	—	(14)	11,294
MGM Grand Detroit	26,207	7,810	—	1,587	—	35,604
Mississippi	17,504	5,219	—	—	123	22,846
Unconsolidated affiliates	31,476	—	—	—	—	31,476

	246,706	96,024	1,584	1,587	1,732	347,633
Corporate and other	(24,349)	5,221	—	—	(55)	(19,183)

	$222,357	$101,245	$1,584	$1,587	$1,677	$328,450

Nine Months Ended September 30, 2005

		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs (credit)	net	EBITDA
Las Vegas Strip	$841,879	$337,406	$4,795	$7	$27,787	$1,211,874
Other Nevada	32,107	24,815	—	—	(63)	56,859
MGM Grand Detroit	94,551	19,899	4	—	304	114,758
Mississippi	45,725	21,731	335	—	316	68,107
Unconsolidated affiliates	113,959	—	977	—	—	114,936

	1,128,221	403,851	6,111	7	28,344	1,566,534
Corporate and other	(117,117)	19,883	6,457	(66)	289	(90,554)

	$1,011,104	$423,734	$12,568	$(59)	$28,633	$1,475,980

Nine Months Ended September 30, 2004

		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs	net	EBITDA
Las Vegas Strip	$567,517	$224,504	$3,455	$3,900	$5,509	$804,885
Other Nevada	16,028	15,294	—	—	439	31,761
MGM Grand Detroit	93,980	22,657	—	1,587	346	118,570
Mississippi	45,847	15,765	—	—	102	61,714
Unconsolidated affiliates	85,190	—	—	—	—	85,190

	808,562	278,220	3,455	5,487	6,396	1,102,120
Corporate and other	(70,942)	18,062	129	414	(1,042)	(53,379)

	$737,620	$296,282	$3,584	$5,901	$5,354	$1,048,741

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$265,442	$435,128
Accounts receivable, net	298,657	204,151
Inventories	106,257	70,333
Deferred income taxes	58,534	28,928
Prepaid expenses and other	129,775	81,662

Total current assets	858,665	820,202

Property and equipment, net	16,396,269	8,914,142

Other assets:
Investments in unconsolidated affiliates	911,852	842,640
Goodwill and other intangible assets, net	1,695,078	233,335
Deposits and other assets, net	488,099	304,710

Total other assets	3,095,029	1,380,685

	$20,349,963	$11,115,029

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$161,013	$198,050
Income taxes payable	65,518	4,991
Current portion of long-term debt	14	14
Accrued interest on long-term debt	172,053	116,997
Other accrued liabilities	869,897	607,925

Total current liabilities	1,268,495	927,977

Deferred income taxes	3,376,735	1,802,008
Long-term debt	12,271,362	5,458,848
Other long-term obligations	188,194	154,492
Stockholders’ equity:
Common stock ($.01 par value: authorized 600,000,000 shares, issued 356,313,839 and 347,147,868 shares and outstanding 287,624,124 and 280,739,868 shares)	3,563	3,472
Capital in excess of par value	2,564,313	2,346,329
Deferred compensation	(5,502)	(10,878)
Treasury stock, at cost (68,689,715 and 66,408,000 shares)	(1,205,916)	(1,110,551)
Retained earnings	1,889,926	1,544,499
Accumulated other comprehensive loss	(1,207)	(1,167)

Total stockholders’ equity	3,245,177	2,771,704

	$20,349,963	$11,115,029